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                                                                    Exhibit 10.5

                                    AGREEMENT

            THIS AGREEMENT is made this 10 day of January, 1985, by and between PGA TOUR, INC., a Maryland corporation ("TOUR"), and LANDMARK LAND COMPANY OF CALIFORNIA, INC., a Delaware corporation ("LANDMARK").

                                    PREAMBLE

            WHEREAS, LANDMARK presently owns or controls approximately 2200 acres of land located in La Quinta, California, commonly known as the Kennedy and Ahmanson Ranches, which land is outlined in red on Exhibit A attached hereto and made a part hereof (the "Original Property"); and

            WHEREAS, in the event that LANDMARK acquires real property adjacent to the Original Property (the "Adjacent Property") and in the further event that LANDMARK determines, in its sole discretion, that the Adjacent Property shall be included within, and made a part of, LANDMARK's "PGA West" project, then and in that event the Adjacent Property shall be considered, for the purposes of this Agreement, to be included within, and treated the same as, the Original Property (collectively, the "Property"); and

            WHEREAS, LANDMARK intends to develop and operate the Property by, among other things, constructing and selling residential, commercial, hotel, office and other facilities and, incidental thereto, developing and operating golf courses and related golf facilities; and

            WHEREAS, TOUR and LANDMARK desire to enter into an agreement relating to certain matters involving the development and operation of the Property, including, among other things, (a) use of TOUR trademarks and/or service in connection with sales, promotion, advertising and development of the Property; (b) the construction and operation by LANDMARK of a golf course and related facilities to be designated a "Tournament Players Club" (the "TPC") on a portion of the Property; and (c) the holding of certain TOUR events at the TPC or other golf clubs owned by LANDMARK;

            NOW THEREFORE, TOUR and LANDMARK agree as follows:

            1. Definitions. Terms defined in the introductory paragraph and Preamble to this Agreement shall have the meanings assigned to them therein and the following terms shall have the following meanings:

            "Classic" means the nationally televised Bob Hope Classic or any nationally televised successor event that directly replaces the Bob Hope Classic on the PGA TOUR schedule. In the event that the Classic is not nationally televised during any
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year, then the event shall not be considered the "Classic" for that particular year.

            "Clubs" means the La Quinta Hotel Golf & Tennis Resort (Dunes Course only), the Mission Hills Golf Club (excluding the "Old Course") and the TPC. In the event that LANDMARK sells, transfers, conveys or otherwise loses control of one or more of the aforementioned clubs, then that club or clubs, as the case may be, shall thereafter be excluded from the definition of "Clubs."

            "Commercial Unit" means each one-third acre of the Property (excluding that portion of the Property located within the "Resort Core" of the "PGA West" project) that is sold or leased (for a term in excess of one year) by LANDMARK to an unrelated third party for office, retail and/or other commercial purposes. In the event that LANDMARK sells or leases portions of the aforesaid commercial land in units of other than one-third of an acre, then, for the purposes of this Agreement, a partial Commercial Unit shall be created which may be aggregated with subsequently created partial Commercial Units for purposes of the payment of fees pursuant to subparagraph 5.a herein.

            "Computation Date" means the earlier of (a) the date on which all of the Residential Lots/Units (as hereinafter defined) have been sold and all Commercial Units have been sold or leased, (b) January 1, 2006, or (c) the date on which this Agreement is terminated pursuant to the terms hereof.

            "Facilities" means, with respect to a golf club, the golf course, driving range, putting green and practice area at the club, all clubhouse, parking and maintenance facilities at the club and all other facilities directly connected with the club.

            "Golf Facilities" means all golf clubs on the Property including all Facilities directly associated therewith.

            "Major Event" means either the nationally televised "Skins Game" or another nationally televised PGA TOUR event acceptable to LANDMARK in its sole discretion. In the event that a Major Event is not nationally televised during any year, then the event shall not be considered to be a "Major Event" for that particular year.

            "Offer Documents" means a document or documents setting forth an offer acceptable to LANDMARK from a third party to purchase or otherwise acquire, or an offer by LANDMARK to sell, the Golf Facilities or any material portion thereof or estate or interest therein.

            "Other Tournament Players Clubs" means the Tournament Players Club at Sawgrass, the Tournament Players Club at Eagle Trace, the Tournament Players Club at Plum Creek and such other
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Tournament Players Clubs as TOUR may designate from time to time in its discretion.

            "PGA" means the Professional Golfers' Association of America.

            "Qualifying Tournament" means the TOUR (Regular Tour) Qualifying Tournament.

            "Residential Lots/Units" means residential lots and residential units hereinafter constructed or developed by LANDMARK on the Property. Residential Lots/Units shall not include real property or improvements which are or shall be utilized for hotel/motel or other transient accommodations, rental apartment use or the like.

            "Super Bowl Event" means a nationally televised, season-ending championship such as the "Super Bowl of Golf" event currently being proposed by NBC.

            "Termination Date" means the earlier of (a) the date twenty years after the Computation Date, or (b) the first date subsequent to the Computation Date on which neither the Classic, the Super Bowl Event nor a Major Event is held at a Club, or (c) the date of termination of this Agreement pursuant to the terms hereof.

            "TOUR Marks" means the TOUR trademarks and/or service marks set forth on Exhibit B hereto.

            "TPC Facilities" means the golf facilities to be included as a part of the TPC, which facilities shall include an 18-hole championship "Stadium Golf" course, a clubhouse, two (2) driving ranges, other appropriate tournament-related features such as VIP and general parking areas, a suitable press room area, a television pad, a tournament administration area, electric scoreboard foundations and on-course electrical wiring and other facilities directly connected with the TPC.

            "The Vintage Invitational" means The Vintage Invitational Senior PGA Tour event now held at The Vintage Club in Indian Wells, California.

            2. The TPC.

            (a) Completion of TPC Facilities. LANDMARK shall endeavor to complete construction of the TPC Facilities to TOUR's reasonable satisfaction by January 1, 1986, or, if delays beyond the reasonable control of LANDMARK (i.e., as a result of labor strikes, equipment unavailability, weather conditions, governmental approvals, etc.) make completion of the TPC Facilities to TOUR's reasonable satisfaction by January 1, 1986, impracticable, as soon as reasonably practicable thereafter; provided, however, that if for any reason construction of the TPC
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Facilities is not completed to TOUR's reasonable satisfaction by January 1,
1987, TOUR shall have the option on or prior to March 1, 1987, to terminate this Agreement, without liability or further obligation, providing written notice to LANDMARK before such date. In the event that construction of the TPC Facilities is not completed to TOUR's reasonable satisfaction by January 1, 1988, on account of delays beyond the reasonable control of LANDMARK, LANDMARK shall have the option on or prior to March 1, 1988, to terminate this Agreement without liability or further obligation by providing written notice to TOUR before such date.

            (b) Approval of Design of TPC Facilities. Prior to the beginning of construction of the TPC Facilities, LANDMARK shall submit to TOUR for TOUR's reasonable approval the proposed design for the TPC Facilities. TOUR shall have thirty (30) days after receipt of such proposed design during which to approve or disapprove thereof. If TOUR fails to notify LANDMARK of its disapproval of the proposed design within such thirty (30)-day period, TOUR shall be deemed to have approved of such proposed design. In the event TOUR notifies LANDMARK of its disapproval of the proposed design for the TPC Facilities within such thirty
(30)-day period, LANDMARK shall make such changes to the proposed design as TOUR may reasonably request; notwithstanding, if LANDMARK and TOUR are unable to agree on the proposed design of the TPC Facilities within ninety (90) days after the submission to TOUR of the proposed design, either LANDMARK or TOUR shall have the right and option, for a period of sixty (60) days after the expiration of the abovesaid ninety (90)-day period, to terminate this Agreement.

            (c) Approval of TPC-Related Documents. LANDMARK shall submit to TOUR for TOUR's reasonable approval, all proposed TPC rules and regulations, membership documents, and membership applications. TOUR shall have fourteen (14) days after receipt of any such proposed documents during which to approve or disapprove thereof. If TOUR fails to notify LANDMARK of its disapproval of any such proposed documents within such fourteen (14)-day period, TOUR shall be deemed to have approved of such documents. In the event TOUR notifies LANDMARK of its disapproval of any such proposed documents within such fourteen (14)-day period, LANDMARK shall make such changes to such documents as TOUR may reasonably request; notwithstanding, in the event that LANDMARK and TOUR are unable to agree on such documents within ninety (90) days after the submission to TOUR of such documents, either LANDMARK or TOUR shall have the right and option, for a period of sixty (60) days after the expiration of the abovesaid ninety (90)-day period, to terminate this Agreement.

            3. License With Respect To TOUR Marks.

            (a) Grant of License. Subject to the terms and conditions contained herein, TOUR hereby grants to LANDMARK during the term of this Agreement an exclusive right and license
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to use the TOUR Marks in connection with the sales, promotion, advertising and development of the Property, including the TPC. During the term of this Agreement, TOUR will not permit any other golf course, resort or real estate development located in the Palm Springs/Coachella Valley, California, area to utilize any of the TOUR Marks in its name or to otherwise use any of the TOUR Marks in connection with the advertising or promotion thereof.

            (b) Prior Approval of Uses of TOUR Marks. All specific uses of the TOUR Marks by LANDMARK shall be subject to the prior written approval of TOUR, which approval shall not be unreasonably withheld. It is specifically agreed that once a proposed use of the TOUR Marks is submitted to TOUR for approval, such use shall be deemed approved unless TOUR reasonably disapproves same in writing within fourteen (14) calendar days after submission of the proposed use. TOUR agrees not to withhold its approval of any specific use of the TOUR Marks unless the standard of quality of such use is clearly inferior to the standard of quality of other uses now or hereafter licensed and/or approved by TOUR.

            (c) Ownership of TOUR Marks. TOUR represents and warrants that it is the proprietor of the TOUR Marks and has the right to license, on an exclusive basis, the TOUR Marks as provided herein. LANDMARK acknowledges that TOUR is the proprietor of the TOUR Marks, that all of its uses of the TOUR Marks pursuant to this Agreement shall inure to the benefit of TOUR, and that it is not acquiring any interest or rights in the TOUR Marks apart from the rights set forth herein. LANDMARK will not contest or deny the validity of the TOUR Marks or the title of TOUR thereto. Upon termination of this Agreement for any reason, LANDMARK shall forthwith discontinue entirely all use of the TOUR Marks and all rights granted herein shall revert to TOUR.

            (d) Ownership of LANDMARK Marks. TOUR acknowledges that LANDMARK is the proprietor of certain trademarks and/or service marks, including without limitation, the "Oak Tree" trademark, (hereinafter the "LANDMARK Marks"), that any uses of the LANDMARK Marks pursuant to this Agreement shall inure to the benefit of LANDMARK, and that TOUR is not acquiring any interest or rights in the LANDMARK Marks of whatsoever kind or nature. TOUR further agrees that it will not contest or deny the validity of the LANDMARK Marks or the title of LANDMARK thereto.

            (e) TOUR Members. LANDMARK acknowledges that TOUR does not have the right to use the name, signature, photograph or likeness of any TOUR member. LANDMARK agrees that it will not exercise the rights granted herein in any manner that constitutes or implies an endorsement of LANDMARK, the Property or the TPC by a TOUR member without having obtained proper advance authorization from such member.
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            (f) Indemnification. LANDMARK agrees to indemnify TOUR and its members, officers, directors, agents and employees, and to hold each of them harmless from and against any and all claims, demands, causes of action, losses, damages, expenses, judgments, awards or liabilities that any of them may incur as a result of any third party claim resulting from any action or inaction by LANDMARK which directly relates to the use by LANDMARK of the TOUR Marks pursuant to the terms of this Agreement. TOUR will notify LANDMARK promptly upon receipt of notice of any such claim, demand or cause of action and LANDMARK will assume responsibility therefor (including the hiring of counsel) and conduct the defense thereof on TOUR's behalf or on behalf of the person to be indemnified; provided, that TOUR or the person to be indemnified shall have the right to employ counsel at its or his own expense, who shall have the right to consult with the counsel hired by LANDMARK regarding disposition of the claim, demand or cause of action. TOUR's obligation under this subsection shall survive the termination of this Agreement.

            Notwithstanding the above, TOUR agrees to indemnify LANDMARK and its approved sublicensees, officers, directors, agents and employees, and to hold each of them harmless from and against any and all claims, demands, causes of action, losses, damages, expenses, judgments, awards or liabilities arising from trademark infringement or other similar claims relating to the right of TOUR to license the TOUR Marks or to the right of LANDMARK to use the TOUR Marks as authorized in this Agreement. LANDMARK will notify TOUR promptly upon receipt of notice of any such claim, demand or cause of action and TOUR will assume responsibility therefor (including the hiring of counsel) and conduct the defense thereof on LANDMARK's behalf; provided, that LANDMARK shall have the right to employ counsel at its one expense, who shall have the right to consult with the counsel hires by TOUR regarding disposition of such claim, demand or cause of action. TOUR's obligation under this subsection shall survive the termination of this Agreement.

            4. The Events.

            (a) 1984-1986 Qualifying Tournaments. Subject to the terms and conditions of this Agreement, at least two (2) out of three (3) years during the three (3)-year period from 1984 through 1986, TOUR shall hold the Qualifying Tournament at one or more of the Clubs. TOUR shall have the right to select the particular years in which the Qualifying Tournament will be held at the Clubs. In addition, for each Qualifying Tournament held at one of the Clubs during such three (3)-year period, TOUR shall have the right, subject to prior booking of events at the Clubs, to select (a) the Club at which the Qualifying Tournament will be held and (b) the play dates for the Qualifying Tournament. TOUR will provide LANDMARK with at least six (6) months' prior written notice of the intended play dates and location for each Qualifying Tournament to be played at one of the Clubs. In the event such play dates are not available at such Club, LANDMARK
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shall promptly so notify TOUR and TOUR shall have the right to select an alternate Club and/or alternate play dates.

            (b) 1987 and Subsequent Qualifying Tournaments. Subject to the terms and conditions of this Agreement and provided the TPC Facilities are completed to TOUR's reasonable satisfaction, TOUR shall hold the Qualifying Tournament at the TPC at least two (2) out of three (3) years during the three (3)- year period from 1987 through 1989, and at least two (2) out of the three (3) years during each subsequent three (3)-year period. TOUR shall have the right to select the particular years in which the Qualifying Tournament will be held at the TPC. In addition, for each Qualifying Tournament held at the TPC pursuant to this subsection b, TOUR shall have the right, subject to prior booking of events at the TPC, to select play dates. TOUR shall provide LANDMARKS with at least six
(6) months prior written notice of the intended play dates for the Qualifying Tournament. In the event such play dates are not available, LANDMARK shall promptly so notify TOUR and TOUR shall have the right to select alternate play dates.

            (c) Classic/Super Bowl/Major Event. Subject to the terms and conditions of this Agreement, TOUR shall use its best efforts to have the Classic, Super Bowl and/or Major Events (the "Events") played at the TPC, on an annual basis, beginning in 1986. TOUR shall have the right, subject to prior bookings of events at the TPC, to select play dates for the Events played at the TPC, provided that TOUR shall provide LANDMARK with at least six (6) months' prior written notice of such play dates. Nothing contained in this Agreement shall be construed as requiring TOUR to retain the Classic a current format, personnel, charities, name or other similar details normally within TOUR's discretion.

            (d) Senior TOUR Event. Subject to the terms and conditions hereof, in the event The Vintage Invitational is discontinued by its current sponsors, LANDMARK shall have the option of having a Senior TOUR event held at the TPC. Upon becoming aware that The Vintage Invitational is to be discontinued by its current sponsors, TOUR shall provide notice thereof to LANDMARK. For thirty (30) days after receipt of such notice, LANDMARK shall have the option of notifying TOUR that it desires to hold a Senior TOUR event at the TPC. Provided LANDMARK so notifies TOUR, TOUR and LANDMARK shall negotiate in good faith toward entering into an agreement for the holding of a Senior TOUR event at the TPC, which agreement shall contain such terms and conditions as TOUR and LANDMARK may mutually agree. In the event that TOUR and LANDMARK are unable to mutually agree on the terms and conditions of such agreement within ninety (90) days after receipt by LANDMARK of the notice that The Vintage Invitational is to be discontinued by its current sponsors, then TOUR shall have the right to hold the tournament elsewhere.

            (e) Use of Facilities. For each golfing event to be held at a Club pursuant to paragraph 4 of this Agreement,
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LANDMARK shall make the Facilities at such Club available, on a non-exclusive basis, to TOUR and a reasonable number of its guests, invitees and licensees, free of charge, one week prior to the start and during all play days of such event. Notwithstanding the above, TOUR's use of the golf course(s) on which such event is played, together with a driving range, locker room, and such other Facilities at the Club holding such event as may be mutually agreed upon between the parties, shall be exclusive during the play days of any TOUR event.

            (f) Administration, Costs and Revenues. Except as otherwise provided by this Agreement or expressly agreed by TOUR and LANDMARK, as between TOUR and LANDMARK, TOUR shall be responsible for the administration of and all costs associated with the conduct of each of the golf events contemplated by paragraph 4 of this Agreement and shall be entitled to receive and retain all revenues from admissions, parking, concessions and other sources arising therefrom. Notwithstanding, revenues from the sales of goods, merchandise, food and beverages from within the golf clubhouse(s) shall be the sole property of LANDMARK.

            (g) Use of Other Clubs. For each golf event contemplated by paragraph 4 of this Agreement that is to be played at the TPC, TOUR shall have the right, subject to prior commitments by LANDMARK, to use any or all Facilities of other golf clubs located on the Property for use in connection with such event provided TOUR gives LANDMARK not less than six (6) months prior written notice of its intention to so use such Facilities. In the event a Club is unavailable for a golf event scheduled to be played thereat pursuant to this Agreement for reasons beyond the control of LANDMARK (e.g., flooding) or the TPC is unavailable for a golf event scheduled to be played thereat pursuant to the Agreement due to its not being completed to TOUR's reasonable satisfaction, TOUR shall have the right, subject to prior commitments by LANDMARK, to use the Facilities of any golf clubs located on the Property or the Facilities of any other Club for such event. Any such use of alternate Facilities for an event shall be on the same terms as specifies in this Agreement for use of the originally scheduled Club for such event.

            5. Payment of Fees by LANDMARK.

            (a) Payment Upon Sales of Residential Lots/Units or Sales or Leases of Commercial Units. LANDMARK agrees to pay to TOUR, in consideration for the rights granted to LANDMARK and the obligations assumed by TOUR hereunder, the sums set forth on Exhibit C attached hereto and made a part hereof, which sums shall be due and payable within thirty (30) days subsequent to a closing of a sale by LANDMARK of a Residential Lot/Unit to an original retail unrelated third party purchaser. Notwithstanding, sales of Residential Lots/Units to developer(s) or builder(s) for further construction or development shall not be deemed sales of Residential Lots/Units for the purposes of
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this paragraph; however, subsequent sales by such developer(s) or builder(s) of fully improved residential units or residential lots to original retail third party purchasers shall trigger the obligation of LANDMARK to pay to the TOUR the sums set forth on Exhibit C.

            In addition, LANDMARK agrees to pay unto TOUR the fees set forth on Exhibit C at such time that a Commercial Unit is sold or leased to an original unrelated third party. Such fee shall be due and payable unto TOUR within thirty
(30) days subsequent to (a) the closing of a sale by LANDMARK of a Commercial Unit or (b) the commencement date of a lease having a tens in excess of one year, which covers such Commercial Unit. Notwithstanding, LANDMARK shall not be obligated to pay more than (a) one fee with respect to any Commercial Unit or
(b) sixty fees with respect to all Commercial Units, provided, however, that if additional Commercial Units are added to the sixty that are presently contemplated (as a result of additions to the Property or otherwise), then the maximum limit of sixty fees shall be increased by the number of such additional Commercial Units. As partial Commercial Units are sold or leased, they shall be aggregated and fees to TOUR for a full Commercial Unit shall become payable within thirty (30) days subsequent to the sale or lease (as the case may be) of the last additional partial Commercial Unit(s) necessary to form a complete Commercial Unit.

            In addition, beginning in the calendar year 1986, and continuing each successive year thereafter until the Computation Date, LANDMARK shall guarantee that, by the end of each such calendar year, the TOUR will have received from fees generated from sales and leases as aforesaid, on a cumulative basis, the sums set forth on Exhibit D attached hereto and made a part hereof. In the event sales of Residential Lots/Units and sales and leases of Commercial Units do not generate such guaranteed sums, then LANDMARK shall pay to the TOUR such monies as may be necessary to cover the amount so guaranteed for that particular year; and such monies so paid by LANDMARK shall be credited to sums due from LANDMARK on sales of Residential Lots/Units and on sales and leases of Commercial Units occurring during subsequent years.

            (b) Fees After Computation Date. Provided the Classic, the Super Bowl Event and/or a Major Event is being held on the Property on an annual basis as of the Computation Date, LANDMARK shall pay TOUR either:

      (1) $50,000 in cash each year during which a Major Event (but no Classic or Super Bowl Event? is heft on the Property, or

      (2) $100,000 in cash each year during which the Classic or the Super Bowl Event is held on the Property (whether or not a Major Event is held on the Property),
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on December 31 of such year, beginning in the year during which the Computation
Date occurs and continuing until the Termination Date; however, in no event shall LANDMARK be required to make more than twenty (20) such annual payments to TOUR. The annual payment shall be pro-rated for partial calendar years and in the event that TOUR receives any payments from LANDMARK with respect to sales of Residential Lots/Units or sales or leases of Commercial Units between the Computation Date and the Termination Date, then all such payments shall be credited to the annual payments set forth in this subparagraph 5.b.

            6. Inspection Rights. TOUR shall have the right, during business hours and upon at least twenty-four (24) hours' prior written notice to LANDMARK, to inspect the Golf Facilities as well as other facilities owned by LANDMARK as to which TOUR Marks are used by LANDMARK or its sublicensees. In the event TOUR reasonably determines that the Golf Facilities or such other facilities, or goods sold or services performed at the Golf Facilities or such other facilities, do not meet reasonable TOUR standards of quality, TOUR may so notify LANDMARK, in writing, of those items to which it specifically objects in order that LANDMARK may take such steps as are reasonably necessary to cure such objections, provided that TOUR hereby agrees that it shall not unreasonably object to any such goods or services or otherwise unreasonably exercise its quality review powers hereunder.

            7. Promotion of Association. TOUR shall use best efforts to promote its association with the golf clubs and other developments presently or hereafter located on the Property so as to further the success of Such developments. TOUR shall make reasonable use of periodicals and other mediums of public exposure at its disposal to effectuate such promotion.

            8. Use of Facilities. All exempt TOUR members shall have a non-exclusive right [subject to rules and regulations of the golf club(s)] to use the golf clubhouse facilities at the TPC and any other golf clubs located upon the Property and shall be entitled to a twenty percent (20%) discount off prevailing greens fees for all such clubs, provided that play by an exempt TOUR member on the TPC golf course shall be considered a practice round for the Classic or Major Event held or to be held at the TPC and such exempt TOUR member shall be entitled to play on a priority basis without the payment of greens fees. Exempt TOUR members shall be given priority with respect to the booking of tee times on the TPC golf course. In the event a TOUR member desires to join the TPC or other clubs located on the Property, such member shall be entitled to a twenty percent (20%) discount off prevailing membership fees and dues of such clubs.

            9. Playing Privileges. Subject to the rules and regulations of "PGA West", members of Other Tournament Players Clubs shall have playing privileges at the TPC course. When playing at the TPC course, members of the Other Tournament
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Players Clubs will be behind members of the PGA, the TOUR, and the other golf clubs located on the Property, in priority of play (e.g., selection of tee times) and shall pay the applicable use fees.

            10. Furnished House. During the term of this Agreement, LANDMARK shall provide TOUR with the exclusive use of a furnished house near the TPC (or the proposed location of the TPC), which house shall be reasonably acceptable to TOUR for use as living and office accommodations.

            11. Sale of Golf Facilities.

            (a) Right of First Refusal. In the event an offer acceptable to LANDMARK is made by a third party to purchase or acquire, or LANDMARK offers to sell, the Golf Facilities or any material portion thereof or material interest therein, LANDMARK shall simultaneously deliver a copy of the Offer Documents relating to such offer to TOUR. TOUR and PGA shall have the joint and several right for a period of thirty (30) days after receipt of such Offer Documents to elect to acquire the estate or interest in or to the Golf Facilities or portion thereof designated in the Offer Documents on the terms set forth in the Offer Documents by providing notice thereof to LANDMARK within such thirty (30)-day period. In the event the consideration offered for an estate or interest in or to the Golf Facilities or a portion thereof, as specified in the Offer Documents, consists in whole or in part of consideration other than cash, TOUR and/or PGA may pay such consideration by making a payment in cash equal to the fair market value thereof. The first refusal rights of TOUR and PGA set forth in this paragraph shall not apply to transfers of the Golf Facilities or any portion thereof or interest therein (i) to any parent corporation of LANDMARK or any subsidiary or subsidiary thereof, (ii) to members the membership of a "golf club" or "country club" utilizing the Golf Facilities or portion thereof so transferred, (iii) insofar as they relate to sales of merchandise, goods, food or beverages, or (iv) insofar as they relate to any portion of the Golf Facilities which LANDMARK reasonably does not deem necessary for the operation of such golf club, i.e., outer portions of fairways required for residential development.

            (b) LANDMARK'S Right to Sell the Golf Facilities. In the event TOUR and/or PGA fails to notify LANDMARK within thirty (30) days after its receipt of Offer Documents of its desire to acquire the interest or estate in the Golf Facilities or a portion thereof specified in the Offer Documents, LANDMARK shall be free to sell such interest or estate in the Golf Facilities or portion thereof to the transferee specified in the Offer Documents on substantially the same terms as are set forth in the Offer Documents. Upon a sale of the Golf Facilities or any portion thereof or interest therein by LANDMARK, the right of first refusal in favor of TOUR and PGA, as set forth herein, shall immediately cease and terminate.
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            (c) PGA Subordination. It is understood and agreed between the parties that PGA has a prior right of first refusal to purchase the Golf Facilities pursuant to an agreement between LANDMARK and PGA dated March 5, 1984 ("Prior First Refusal Right"). It is agreed that the Prior First Refusal Right shall be superior to the right of first refusal granted herein to TOUR and PGA, jointly, unless PGA agrees to subordinate the Prior First Refusal Right to the first refusal right granted herein.

            12. Term of Agreement. This Agreement shall become effective as of the date hereof and shall terminate in all respects on the Termination Date unless sooner terminated pursuant to the terms hereof.

            13. Assignment. This Agreement may not be assigned by either party hereto without the prior written approval of the other party, which approval shall not be unreasonably withheld. Notwithstanding the above, either party hereto may assign this Agreement to its parent corporation or any subsidiary or sub- subsidiary thereof without the prior written consent of the other party. In addition, notwithstanding the above, LANDMARK shall have the exclusive right and option to sublicense the use of the TOUR Marks in connection with the development of the Property pursuant to the terms and conditions of Article 3 hereof. In this regard, TOUR acknowledges that LANDMARK intends to sublicense the TOUR Marks with respect to one or more hotels and other commercial office and residential developments on the Property. In the event that LANDMARK sublicenses the TOUR Marks pursuant to the terms and conditions of this Agreement, TOUR agrees that it shall not hold LANDMARK responsible or liable for any action or non-action taken by any such sublicensee in connection with its use of the TOUR Mark(s), and TOUR further agrees that any such action or non-action shall not adversely affect the validity of this Agreement; but TOUR shall have, as its exclusive remedy, the right to proceed directly against such sublicensee.

            14. Unacceptable Change in TPC Management. In the event the management of the TPC changes from LANDMARK to an unrelated third party not acceptable to TOUR, TOUR may terminate this Agreement without any liability or further obligation to LANDMARK by providing written notice to LANDMARK.

            15. Notices. Any notices contemplated hereunder shall be given by letter addressed to the respective addresses shown below by depositing such letter in the United States mail, postage prepaid, return receipt requested; and such notice shall be deemed received on the third day thereafter.

            As to TOUR:

                  112 TPC Boulevard
                  Sawgrass
                  Ponte Vedra, Florida 32082
                  Attention:  Deane R. Beman

            As to LANDMARK:

                  Post Office Box 1000
                  La Quinta, California 92253
                  Attention:  Joe U. Falser, Jr., and
                  Ernest O. Vossler

Any change of address by a party hereto shall be furnished to the other party by notice as provided herein.

            16. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California.

            17. Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties hereto with respect to the matters covered hereby and may not be altered or amended except by a writing duly executed by both parties hereto. This Agreement shall supersede all previous communications, representations or agreements, either verbal or written, between the parties, including the letter agreement dated January 23, 1984, between the parties.

            18. Relationship of Parties. Nothing contained in this Agreement shall be construed to make the parties hereto partners or joint venturers, or either as an agent of the other. Neither party hereto shall have any power to obligate or bind the other in any manner whatsoever except as expressly provided herein. Subject to any restrictions of assignment contained herein, this Agreement shall be binding on all legal representatives, successors or assigns of either party.

            19. Void or Unenforceable Provisions. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

            20. No Recordation. Neither this Agreement nor any memorandum hereof shall be recorded by either party hereto.

            21. Counterparts. This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed an original. Such counterparts shall together constitute and be one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed this Agreement as of the date first above written.

                                       PGA TOUR, INC.



                                       By: _____________________________________
                                           Deane R. Beman, Commissioner


                                       LANDMARK LAND COMPANY OF
                                         CALIFORNIA, INC.


                                       By:  ______________________________
                                       Name:  ____________________________
                                       Title:  ___________________________